EXHIBIT 99
FOR IMMEDIATE RELEASE

Contacts:

Robert F. Fulton                                 Charles R. Ofner
Falcon Drilling Company                          Reading & Bates Corporation
(713) 623-8984                                   (281) 496-5000


Falcon Drilling and Reading & Bates Postpone Stockholder Meetings


Houston, Texas, October 27, 1997--Falcon Drilling Company, Inc. (NYSE:FLC) and Reading & Bates Corporation (NYSE:RB) announced today that they are postponing their special stockholder meetings scheduled for November 24, 1997 until mid-December because they are in continuing discussions with the Securities and Exchange Commission regarding the proper treatment of the previously announced combination between Falcon and Reading & Bates under the purchase method of accounting or the "pooling of interests" method under APB Opinion No. 16, and the finalization of the necessary joint proxy statement.

Steven Webster and Paul B. Loyd, Jr., the chief executive officers of Falcon and Reading & Bates, respectively, said "This transaction is clearly in the best interest of our stockholders, and we are disappointed by the delay. We are committed to completing this transaction." Falcon and Reading & Bates now expect that the combination will close in mid-December. The closing is not expected to be further delayed by the pending SEC discussions.

Falcon Drilling Company is a NYSE listed company, providing offshore drilling services for the international oil and gas industry. Falcon's fleet of 82 drilling units services the international deepwater, the offshore Gulf of Mexico and the worldwide transition zone.

Reading & Bates is a NYSE listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services.

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